                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): Not applicable

                                HNC SOFTWARE INC.
                                -----------------

             (Exact name of Registrant as Specified in its Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

       0-26146                                           33-0248788
(Commission File Number)                 (I.R.S. Employer Identification Number)


                5930 Cornerstone Court West, San Diego, CA 92121
                ------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (619) 546-8877
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

ITEM 5:  OTHER EVENTS.

The following financial information is being filed in order to satisfy the financial statement requirements for a Registration Statement on Form S-8 that is to be filed subsequent to the filing of this report on Form 8-K, which will incorporate this document by reference. The financial information herein is substantially the same as that filed by the Company on Form 8-K on October 15, 1996 with the exception that all references to their "supplementary" nature have been deleted as the Company has released financial results with more that 30 days of HNC/Risk Data Corporation combined operations.

                                                                                      Page
                                                                                      ----
(a)  Historical Financial Information.
     (1) Financial Statements of HNC Software Inc.
         The following financial statements are being filed herewith:
         Report of Independent Accountants                                              3
         Consolidated Balance Sheet at December 31, 1995 and 1994                       4
         Consolidated Statement of Income for the years ended December 31, 1995,
              1994 and 1993                                                             5
         Consolidated Statement of Cash Flows for the years ended December 31,
              1995, 1994 and 1993                                                       6
         Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the
              years ended December 31, 1995, 1994 and 1993                              7
         Notes to Consolidated Financial Statements                                     8
     (2) Financial Statement Schedule.
         Report of Independent Accountants on Financial Statement Schedule 20
         For the three years ended December 31, 1995 -
              Schedule II - Valuation and Qualifying Accounts and Reserves             21

(b)  Exhibits.

     The following exhibits are filed herewith:

         11.01    Statement Regarding Computation of Per Share Earnings (Loss).        24

         23.01    Consent of Price Waterhouse LLP, Independent Accountants.            25

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of HNC Software Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of HNC Software Inc. and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

San Diego, California
January 30, 1996,
except as to the stock split which is as of April 3, 1996 and as to the pooling of interests with Risk Data Corporation which is as of August 30, 1996 and as to the repayment of all of Risk
Data Corporation's outstanding debt which is as of September 11, 1996 and as to the pooling of interests with Retek Distribution Corporation which is as of November 29, 1996 and as to the increase in the number of shares reserved for issuance under the 1995 Equity Incentive Plan which is as of December 6, 1996

                                HNC SOFTWARE INC.
                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  DECEMBER 31,
                                                                                             ---------------------
                                                                                               1995         1994
                                                                                             ---------------------
                                     ASSETS
Current assets:
     Cash and cash equivalents  .................................................             $  20,195   $   5,532
     Investments available for sale  ............................................                14,590       1,182
     Accounts receivable, net  ..................................................                 6,809       5,603
     Other current assets  ......................................................                 3,263       1,034
                                                                                              ---------   ---------
         Total current assets  ..................................................                44,857      13,351
Investments available for sale  .................................................                 8,336           -
Property and equipment, net  ....................................................                 3,942       2,861
Other assets  ...................................................................                 1,189         927
                                                                                              ---------   ---------
                                                                                              $  58,324   $  17,139
                                                                                              =========   =========


                 LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
     Accounts payable  ..........................................................             $     796   $     776
     Accrued liabilities  .......................................................                 2,730       1,062
     Deferred revenue  ..........................................................                 2,101         764
     Current portion of long-term debt  .........................................                 2,195       1,661
     Other current liabilities  .................................................                   548         506
                                                                                              ---------   ---------
         Total current liabilities  .............................................                 8,370       4,769
                                                                                              ---------   ---------
Subordinated notes payable to stockholders  .....................................                 1,000           -
Long-term debt  .................................................................                     -         401
Other non-current liabilities  ..................................................                   659         798
                                                                                              ---------   ---------

Mandatorily redeemable convertible preferred stock, $0.001 par value, including accretion:
     Series B, none and 1,208 shares issued and outstanding, respectively  ......                     -       4,015
     Series C, none and 2,834 shares issued and outstanding, respectively  ......                     -       5,124
     Series D, none and 2,128 shares issued and outstanding, respectively  ......                     -       4,030
                                                                                              ---------   ---------
                                                                                                      -      13,169
                                                                                              ---------   ---------

Commitments and Contingencies (Notes 6 and 11)

Stockholders' equity (deficit):
     Convertible preferred stock, $0.001 par value - 8,000 shares authorized:
         Series A, none and 380 shares issued and outstanding, respectively  ....                     -           -
         Series E, none and 1,282 shares issued and outstanding, respectively ...                     -           1
     Common stock, $0.001 par value - 40,000 shares authorized:
         16,514 and 3,770 shares issued and outstanding, respectively  ..........                    17           4
     Paid-in capital  ...........................................................                55,336      10,544
     Unrealized gain on investments available for sale  .........................                    92           -
     Accumulated deficit  .......................................................                (7,150)    (12,547)
                                                                                              ---------   ---------
         Total stockholders' equity (deficit)  ..................................                48,295      (1,998)
                                                                                              ---------   ---------
                                                                                              $  58,324   $  17,139
                                                                                              =========   =========


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
                        CONSOLIDATED STATEMENT OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                         1995        1994         1993
                                                                       --------------------------------
Revenues:
     Software license and installation  .............................  $ 20,605   $  13,023   $   6,215
     Contracts and other  ...........................................     9,146       7,651       6,614
                                                                       --------   ---------   ---------
         Total revenues  ............................................    29,751      20,674      12,829
                                                                       --------   ---------   ---------
Operating expenses:
     Software license and installation  .............................     5,424       4,847       2,528
     Contracts and other  ...........................................     6,894       5,040       4,022
     Research and development  ......................................     6,164       4,344       2,095
     Sales and marketing  ...........................................     6,151       3,603       2,096
     General and administrative  ....................................     3,594       2,591       1,677
                                                                       --------   ---------   ---------
         Total operating expenses  ..................................    28,227      20,425      12,418
                                                                       --------   ---------   ---------
Operating income  ...................................................     1,524         249         411
Interest and other income  ..........................................       834         156          14
Interest expense  ...................................................      (428)       (312)       (149)
                                                                       --------   ---------   ---------
              Income before income tax (benefit) provision  .........     1,930          93         276
Income tax (benefit) provision  .....................................      (575)       (455)         13
                                                                       --------   ---------   ---------
              Net income  ...........................................  $  2,505   $     548   $     263
                                                                       ========   =========   =========

Pro forma net income per share (unaudited) (Note 1)  ................  $   0.15   $    0.04
                                                                       ========   =========
Shares used in computing pro forma net income
     per share (unaudited) (Note 1)  ................................    16,198      13,764
                                                                       ========   =========


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         DECEMBER 31,
                                                                                -----------------------------
                                                                                   1995     1994       1993
                                                                                -----------------------------
Cash flows from operating activities:
     Net income ..............................................................  $  2,505   $   548   $   263
     Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization .......................................     1,580       629       202
         Changes in assets and liabilities:
              Accounts receivable, net .......................................    (1,206)   (1,754)   (1,275)
              Other assets ...................................................    (2,491)   (1,348)       27
              Accounts payable ...............................................        20       139       (68)
              Accrued liabilities ............................................     1,668       390       168
              Deferred revenue ...............................................     1,337       (92)     (717)
              Other liabilities ..............................................        --       280        (8)
                                                                                --------   -------   -------
                  Net cash provided by (used in) operating activities ........     3,413    (1,208)   (1,408)
                                                                                --------   -------   -------

Cash flows from investing activities:
     Purchases of investments ................................................   (28,666)   (7,134)       --
     Maturities of investments ...............................................     4,182     6,000        --
     Proceeds from sale of investments .......................................     2,467        --        --
     Acquisitions of property and equipment ..................................    (1,890)   (1,534)     (469)
                                                                                --------   -------   -------
                  Net cash used in investing activities ......................   (23,907)   (2,668)     (469)
                                                                                --------   -------   -------

Cash flows from financing activities:
     Net proceeds from issuances of common stock .............................    33,726        10        28
     Net proceeds from issuances of preferred stock ..........................        --     4,949     4,050
     Tax benefit from stock option transactions ..............................       800        --        --
     Proceeds from issuances of notes payable to stockholders ................     1,000        --        --
     Repayment of notes payable to stockholders ..............................        --        --      (800)
     Proceeds under revolving line of credit agreement .......................     1,085     3,255     1,280
     Repayments under revolving line of credit agreement .....................      (265)   (2,890)     (360)
     Capital lease payments ..................................................      (502)     (304)      (41)
     Proceeds from issuance of bank notes payable ............................        --       603       228
     Repayments of bank notes payable ........................................      (687)     (348)      (93)
                                                                                --------   -------   -------
                  Net cash provided by financing activities ..................    35,157     5,275     4,292
                                                                                --------   -------   -------

Net increase in cash and cash equivalents ....................................    14,663     1,399     2,415
Cash and cash equivalents at beginning of period .............................     5,532     4,133     1,718
                                                                                --------   -------   -------

Cash and cash equivalents at end of period ...................................  $ 20,195   $ 5,532   $ 4,133
                                                                                ========   =======   =======


SUPPLEMENTAL CASH FLOW DISCLOSURE:
     Conversion of preferred stock ...........................................  $ 13,518   $    --   $    --
                                                                                ========   =======   =======
     Accretion of dividends on mandatorily redeemable convertible preferred
         stock ...............................................................  $    348   $   717   $   717
                                                                                ========   =======   =======
     Interest paid ...........................................................  $    390   $   305   $   149
                                                                                ========   =======   =======
     Income taxes paid .......................................................  $    144   $    30   $    12
                                                                                ========   =======   =======
     Capital lease purchases .................................................  $    411   $ 1,128   $    --
                                                                                ========   =======   =======


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                                 UNREALIZED
                                     CONVERTIBLE PREFERRED STOCK                                   GAIN ON
                                   -------------------------------                               INVESTMENTS
                                      SERIES A         SERIES E       COMMON STOCK      PAID-IN   AVAILABLE
                                   SHARES  AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT     CAPITAL   FOR SALE
                                   ------  ------   ------  ------   ------  ------     -------  -----------
BALANCE AT DECEMBER 31, 1992.....    380    $  -        -   $  -     3,195   $   3   $   2,254      $   -
Common stock options exercised...                                      132                  28
Issuance of common stock   ......                                      403       1       4,049
Accretion of dividends...........                                                          (28)
Net income.......................
                                    ----    ----   ------   ----    ------   -----   ---------      -----

BALANCE AT DECEMBER 31, 1993.....    380       -        -      -     3,730       4       6,303          -
Common stock options exercised...                                       40                  10
Issuance of Series E preferred
     stock, net of issuance costs                   1,282      1                         4,948
Accretion of dividends...........                                                         (717)
Net income.......................
                                    ----    ----   ------   ----    ------   -----   ---------      -----

BALANCE AT DECEMBER 31, 1994.....    380       -    1,282      1     3,770       4      10,544          -
Common stock options exercised...                                      196                  85
Accretion of dividends...........                                                         (348)
Issuance of common stock in
     initial public offering,
     net of issuance costs.......                                    2,376       2      14,329
Conversion of convertible
     preferred stock into common
     stock.......................   (380)          (1,282)    (1)    8,956       9      10,618
Issuance of common stock in
     secondary public offering,
     net of issuance costs.......                                    1,116       2      19,184
Tax benefit from stock option
     transactions................                                                          800
Unrealized gain on investments
     available for sale, net of
     tax.........................                                                                      92
Stock warrant exercised..........                                      100                 124
Net income.......................
                                    ----    ----   ------   ----    ------   -----   ---------      -----

BALANCE AT DECEMBER 31, 1995.....      -    $  -        -   $  -    16,514   $  17   $  55,336      $  92
                                    ====    ====   ======   ====    ======   =====   =========      =====

                                                    TOTAL
                                                STOCKHOLDERS'
                                   ACCUMULATED     EQUITY
                                     DEFICIT      (DEFICIT)
                                   -----------  -------------
BALANCE AT DECEMBER 31, 1992.....  $  (12,669)   $ (10,412)
Common stock options exercised...                       28
Issuance of common stock   ......                    4,050
Accretion of dividends...........        (689)        (717)
Net income.......................         263          263
                                   ----------    ---------

BALANCE AT DECEMBER 31, 1993.....     (13,095)      (6,788)
Common stock options exercised...                       10
Issuance of Series E preferred
     stock, net of issuance costs                    4,949
Accretion of dividends...........                     (717)
Net income.......................         548          548
                                   ----------    ---------

BALANCE AT DECEMBER 31, 1994.....     (12,547)      (1,998)
Common stock options exercised...                       85
Accretion of dividends...........                     (348)
Issuance of common stock in
     initial public offering,
     net of issuance costs.......                   14,331
Conversion of convertible
     preferred stock into common
     stock.......................       2,892       13,518
Issuance of common stock in
     secondary public offering,
     net of issuance costs.......                   19,186
Tax benefit from stock option
     transactions................                      800
Unrealized gain on investments
     available for sale, net of
     tax.........................                       92
Stock warrant exercised..........                      124
Net income.......................       2,505        2,505
                                   ----------    ---------

BALANCE AT DECEMBER 31, 1995.....  $   (7,150)   $  48,295
                                   ==========    =========


          See accompanying notes to consolidated financial statements.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

      The Company

    HNC Software Inc. (the "Company" or "HNC") develops, markets and supports intelligent client-server software solutions for mission-critical decision applications in real-time environments. The Company also performs contract research and development using neural networks and other computational intelligence methods.

      Basis of Presentation

    The consolidated financial statements and related notes give retroactive effect to the merger on August 30, 1996 with Risk Data Corporation ("RDC"), for all periods presented, accounted for as a pooling of interests. RDC is an insurance information technology services firm engaged in the business of developing and marketing analytical benchmarking and risk management software products primarily for insurance carriers, state insurance funds and third party administrators. The consolidated balance sheet as of December 31, 1995 and 1994 includes the accounts of RDC as of December 31, 1995 and 1994. The consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 1995 include the results of RDC for the years then ended. The term "Company" as used in these consolidated financial statements refers to HNC Software Inc. and its subsidiaries, including RDC.

    No adjustments to conform accounting methods were required. Certain amounts have been reclassified with regard to presentation of the financial information of the two companies. Revenues and net income (loss) for each of the previously separate companies for the periods prior to the RDC acquisition are as follows (in thousands):

                                                                       SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,          JUNE 30,
                                    ---------------------------------  -----------------
                                      1995          1994       1993          1996
                                    -------         ----      -------  -----------------
                                                                         (unaudited)
     Revenues:
         HNC  ....................  $  25,174   $  16,473   $  10,302   $  16,478
         RDC  ....................      4,577       4,201       2,527       2,600
                                    ---------   ---------   ---------   ---------
                                    $  29,751   $  20,674   $  12,829   $  19,078
                                    =========   =========   =========   =========

     Net income (loss):
         HNC  ....................  $   4,457   $   1,923   $     908   $   1,780
         RDC  ....................     (1,952)     (1,375)       (645)     (2,184)
                                    ---------   ---------   ---------   ---------
                                    $   2,505   $     548   $     263   $    (404)
                                    =========   =========   =========   =========

      Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Neil Thall Associates ("NTA") and RDC. All significant intercompany transactions and balances have been eliminated.

      Financial Statement Preparation

         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      Cash Equivalents

    Cash equivalents are highly liquid investments and consist of investments in money market accounts and commercial paper purchased with maturities of three months or less.

      Investments

    During 1994, the Company adopted Statement of Financial Accounting Standards No. 115 ("FAS 115") on a prospective basis. The adoption of FAS 115 did not have a significant impact on the Company's financial position or results of operations. Management determines the appropriate classification of its investments in marketable debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of and for the year ended December 31, 1994, the Company recorded these securities at amortized cost, which approximated market value, since it designated them as "held to maturity." As of December 31, 1995, the Company reassessed its intent with respect to these securities as holding them "available for sale" prior to maturity should the Company require additional cash from their early liquidation in order to finance operating, investing, or other financing activities. As a result of this reassessment, the Company reclassified these securities as "available for sale" and will account for them accordingly on a prospective basis. Unrealized gains related to these securities as of December 31, 1995 are included in stockholders' equity in the Company's consolidated balance sheet, net of tax.

      Property and Equipment

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Repair and maintenance costs are charged to expense as incurred.

      Software Costs

    Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Capitalized software costs are amortized to software license and installation expense over the estimated useful life of the related product.

      Long-Lived Assets

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("FAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which the Company will adopt prospectively as required in 1996. Pursuant to this Statement, companies are required to investigate potential impairments of long-lived assets, certain identifiable intangibles, and associated goodwill, on an exception basis, when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. The adoption of FAS 121 is not expected to have a significant impact on the Company's financial position or results of operations.

      Stock-Based Compensation

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation." FAS 123 will be adopted by the Company as required for its fiscal 1996 financial statements and is not expected to have a material effect on the Company's financial position or results of operations. Upon adoption of FAS 123, the Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and will provide pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      Revenue Recognition

    Revenue from long-term software license agreements is generally recognized ratably over the respective license periods. Non-refundable license fees are recognized as revenue when there is no significant continuing performance obligation under the agreement and collection of the fees is probable.

    Revenue from software installation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received in advance of performance under contracts are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Unbilled receivables are stated at estimated realizable value. Contract costs under government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Through 1990, indirect government contract costs have been agreed upon with government representatives. Revenues from government contracts have been recorded in amounts that are expected to be realized upon final settlement.

    Revenue from product sales, which is included in contracts and other, is recognized when title passes to the customer.

      Income Taxes

    Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities as well as the expected future tax benefit to be derived from tax loss and tax credit carryforwards. Deferred income tax expense (benefit) is generally the net change during the year in the deferred income tax asset or liability. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount "more likely than not" to be realized in future tax returns. Tax rate changes are reflected in income during the period such changes are enacted.

      Diversification of Credit Risk

    The Company's financial instruments that are subject to concentrations of credit risk consist primarily of cash equivalents, investments and trade accounts receivable which are generally not collateralized. The Company's policy is to place its cash, cash equivalents and investments with high credit quality financial institutions and government agencies in order to limit the amount of credit exposure. The Company's software license and installation agreements are primarily with customers in the financial services and insurance industries. The Company maintains reserves for potential credit losses.

    During 1995, 1994 and 1993, sales under prime and subcontracts with the federal government represented 7.5%, 11.3%, and 19.5% respectively, of the Company's total revenues; related accounts receivable were $689,000 and $843,000 respectively, at December 31, 1995 and 1994. Mitek Systems, Inc. ("Mitek") (Note
7) accounted for 17.0% of total revenues in 1993, and another domestic customer accounted for 12.8% of total revenues in 1995 and 11.6% of revenues in 1994. Revenues from international customers, primarily in Western Europe and Canada, were approximately 15.4%, 11.4%, and 5.7% of total revenues in 1995, 1994 and 1993, respectively.

      Disclosures about fair value of financial instruments

    The carrying amounts of cash and cash equivalents, accounts receivable net of allowance for doubtful accounts, accounts payable and accrued liabilities approximate fair value because of the short maturities of these financial instruments. The carrying amounts of debt and capital lease obligations approximate their fair values based on interest rates currently available to the Company for borrowings with similar terms and maturities.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      Reincorporation

    In May 1995, the stockholders approved an Agreement and Plan of Merger whereby the Company merged with and into a newly incorporated Delaware corporation ("HNC Delaware"), which is the surviving corporation. In conjunction with the merger, each share of the Company's common stock was exchanged for one-half share of HNC Delaware's common stock. Each share of the Company's Series A, B, C, D and E preferred stock was exchanged for one-half share of HNC Delaware's Series A, B, C, D and E preferred stock, respectively, such stock having substantially identical rights, preferences and privileges to the Company's existing preferred stock. In addition, options and warrants to purchase the Company's common stock were exchanged for options and warrants to purchase one-half the amount of HNC Delaware's common stock at twice the exercise price.

    All references to share and per share amounts of common and preferred stock and other data in these financial statements have been retroactively restated to reflect the reincorporation (Note 12).

      Pro forma net income per share (unaudited)

    Pro forma net income per share is computed based on the weighted average number of common shares and common stock equivalents, using the treasury stock method, outstanding during the respective periods after giving retroactive effect to the conversion, which occurred upon the closing of the Company's initial public offering, of all outstanding shares of preferred stock into 8,956,664 shares of common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all stock options granted since May 5, 1994 and through May 5, 1995 have been included in as outstanding for all periods prior to June 26, 1995 using the treasury stock method and the $7.00 initial public offering price per share. Historical earnings per share are not presented because such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred in connection with the initial public offering.

      Reclassifications

    Certain prior year balances have been reclassified to conform to the current year presentation.


    NOTE 2 -- ACQUISITION

    On August 30, 1996, the Company completed the acquisition of RDC upon the approval of the stockholders of RDC. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 1,891,456 common shares for all the issued and outstanding capital stock of RDC. Each then outstanding share of Series A preferred stock was exchanged for .61893 shares of the Company's common stock, each then outstanding share of Series B preferred stock was exchanged for .86747 shares of the Company's common stock, and each then outstanding share of RDC common stock was exchanged for .57999 shares of the Company's common stock.

    The fiscal year of RDC has been conformed to the Company's fiscal year effective January 1, 1993, and all periods presented have been retroactively restated (Note 1).

    Transaction costs expected to be incurred to complete the RDC merger approximate $550,000. Transaction costs are charged to income as incurred and consist primarily of investment banker, attorney and accountant fees, and printing, mailing and registration expenses.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 -- COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (IN THOUSANDS)

                                                                          DECEMBER 31,
                                                                        ---------------
                                                                         1995      1994
                                                                        ---------------
    Accounts receivable, net:
         Billed  .....................................................  $4,361   $3,890
         Unbilled  ...................................................   2,950    2,227
                                                                        ------   ------
                                                                         7,311    6,117
    Less allowance for doubtful accounts and sales returns  ..........    (502)    (514)
                                                                        ------   ------
                                                                        $6,809   $5,603
                                                                        ======   ======

    Unbilled amounts relate to installation and technology development contracts and generally become billable at contractually specified dates or upon the attainment of milestones.

                                                                          DECEMBER 31,
                                                                        ---------------
                                                                         1995      1994
                                                                        ---------------
    Property and equipment:
         Computer equipment  .........................................  $4,877   $2,897
         Furniture and fixtures  .....................................   1,269      995
         Leasehold improvements  .....................................     166      125
                                                                        ------   ------
                                                                         6,312    4,017
    Less accumulated depreciation and amortization  ..................  (2,370)  (1,156)
                                                                        ------   ------
                                                                        $3,942   $2,861
                                                                        ======   ======

    Accrued liabilities:
         Payroll and related benefits  ...............................  $1,126   $  334
         Vacation  ...................................................     435      288
         Offering costs  .............................................     295        -
         Other  ......................................................     874      440
                                                                        ------   ------
                                                                        $2,730   $1,062
                                                                        ======   ======

NOTE 4 - INVESTMENTS

    At December 31, 1995, the amortized cost and estimated fair value of investments held as available-for-sale were as follows (in thousands):

                                                         AMORTIZED  UNREALIZED  UNREALIZED   FAIR
                                                           COST       GAINS       LOSSES     VALUE
                                                         ---------  ----------  ----------   -----
    CURRENT:

    U.S. Government and Federal agencies  .............    $ 1,481       $  9      $  --    $ 1,490
    Foreign government debt  ..........................      1,017          2         --      1,019
    U.S. corporate debt  ..............................      8,870         45         --      8,915
    Foreign corporate debt  ...........................      3,164          2         --      3,166
                                                           -------       ----      -----    -------
                                                            14,532         58         --     14,590
                                                           -------       ----      -----    -------

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                         AMORTIZED  UNREALIZED  UNREALIZED    FAIR
                                                           COST       GAINS       LOSSES      VALUE
                                                         ---------  ----------  ----------    -----
    NON-CURRENT:

    Foreign government debt  ..........................     1,019       2           --        1,021
    U.S. corporate debt  ..............................     7,077      32           --        7,109
    Foreign corporate debt  ...........................       206      --           --          206
                                                          -------     ---                   -------
                                                            8,302      34           --        8,336
                                                          -------     ---         ----      -------
                                                          $22,834     $92         $ --      $22,926
                                                          =======     ===         ====      =======

    Maturities for non-current investments in securities range from one to two years. Included in the Company's 1995 income statement is a realized gain in the amount of $3,000 related to the sale of held-to-maturity securities with an aggregate amortized cost in the amount of $2,464,000. These securities were sold and reinvested in order to reduce the average maturity of the portfolio in order to limit the Company's credit exposure. The cost of securities sold is determined by the specific identification method.


NOTE 5 -- NOTES PAYABLE

    Long-term debt consists of the following (in thousands):

                                                               DECEMBER 31,
                                                             1995       1994
                                                             ---------------
         RDC revolving credit facility  ...................  $2,195   $1,375
         Subordinated notes  ..............................   1,000        -
         Equipment loans  .................................       -      687
                                                             ------   ------
                                                              3,195    2,062
         Less current portion  ............................  (2,195)  (1,661)
                                                             ------   ------
                                                             $1,000   $  401
                                                             ======   ======

    The Company has a Loan and Security Agreement, with a bank, which provides for a revolving line of credit and equipment loans through May 5, 1996. The agreement requires that the Company maintain certain financial ratios and levels of working capital, tangible net worth and profitability and also restricts the Company's ability to pay cash dividends without the bank's consent.

    At December 31, 1995 and 1994, the Company had $0 outstanding under the revolving line of credit, which allowed for maximum borrowings in an amount up to the lower of 75% of eligible accounts receivable or $1,000,000. Any borrowings under the agreement will be collateralized by substantially all of the Company's assets. Interest is payable monthly at the bank's prime rate, which was 8.5% at December 31, 1995.

    The Company's equipment line allows for maximum borrowings of $1,000,000 and is collateralized by the equipment purchased. Principal is payable in 36 equal installments from the inception of each loan at an 11% interest rate at December 31, 1995.

    As of December 31, 1995, RDC had $2,195,000 outstanding under a $3,000,000 revolving line of credit with a bank, secured by RDC's assets. Advances under the line were limited to 75% of eligible accounts receivable. The line bore interest at the bank's prime rate plus 2%, which was 10.75% at December 31, 1995 (Note 12).

    Effective January 6, 1996, RDC renewed its credit facility with revised terms and conditions. The new credit facility is comprised of a revolving line of credit secured by eligible accounts receivable as well as a bridge loan. The maximum amount currently available under the revolving line of credit is $1,600,000. Future borrowings under the revolving line of credit may increase to the lesser of 75% of eligible accounts receivable or $3,000,000, when certain financial covenants are met. The revolving line of credit matures on January 5, 1997. The bridge loan portion of the credit facility has no financial covenants and may be drawn against up to $2,000,000. The bridge loan matured on September 5, 1996. All borrowings under the credit facility bear interest at the bank's prime rate plus 3% (Note 12).

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The RDC line of credit agreement contains financial covenants including the maintenance of key financial ratios and covenants that limit the incurrence of additional debt and expenditures for the repurchase of RDC's common stock. At December 31, 1995, RDC was not in compliance with certain financial covenants and had obtained the necessary waiver from the bank as of that date (Note 12).

    During 1995, the preferred stockholders of RDC loaned RDC $1,000,000 under subordinated note agreements (secured by the assets of Risk Data but subordinated to borrowings under the Risk Data line of credit) bearing interest at 9%. The unpaid balance, together with accrued interest, is due in January 1997, subject to acceleration under certain conditions (Note 12).


NOTE 6 - LEASES

    At December 31, 1995, the Company is obligated under noncancelable operating leases for its facilities and certain equipment through 2003 as follows: 1996 -- $1,101,000; 1997 -- $1,137,000; 1998 -- $963,000; 1999 -- $705,000; 2000 --
$712,000; and thereafter -- $1,700,000. The lease for the Company's corporate headquarters provides for scheduled rent increases and an option to extend the lease for five years with certain changes to the terms of the lease agreement and a refurbishment allowance. Rent expense under operating leases for the years ended December 31, 1995, 1994, and 1993 was approximately $1,192,000, $898,000, and $766,000 respectively.

    RDC maintains a lease line of credit with a leasing company for the acquisition of equipment under capital lease arrangements. Future minimum payments are as follows (in thousands):

         1996 ................................................  $ 569
         1997.................................................    321
         1998.................................................     55
                                                                -----
                                                                  945
         Less amounts representing interest ..................   (111)
                                                                -----
         Capital lease obligations ...........................    834
         Less current portion ................................   (461)
                                                                -----
                                                                $ 373
                                                                =====

    The book value of assets under the capital leases at December 31, 1995 and 1994 was $1,614,000 and $1,054,000 net of accumulated amortization of $572,000 and $391,000, respectively.


NOTE 7 -- LICENSE OF CHARACTER RECOGNITION TECHNOLOGY

    In November 1992, the Company entered into an agreement that granted Mitek a license to use certain character recognition technology developed by the Company. The agreement provided for the Company to receive an initial license and support fee payment of $1,350,000 and an additional license and support fee based on a percentage of Mitek's revenue from the sale of character recognition products through November 1995. The agreement also required that the Company sell certain proprietary computer boards to Mitek at a substantial discount from normal sales prices, but in excess of cost, and provide ongoing engineering and technical support over the agreement period, which ended during November 1995. As the Company had a significant continuing obligation under this agreement, the initial license and support fee received thereunder was deferred on receipt and recognized as revenue over the performance period based on estimated sales of proprietary computer boards. The additional license and support fees were recognized as a percentage of actual Mitek revenues pursuant to the agreement.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Revenue recognized pursuant to this agreement, which is included in "contracts and other" in the consolidated statement of income, is summarized as follows (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                        1995      1994     1993
                                                        -----------------------
         Initial license fee  ........................  $    47  $  295  $  939
         Additional license and support fee  .........      314     476     495
         Computer board sales  .......................      527     657     748
                                                        -------  ------  ------
                                                        $   888  $1,428  $2,182
                                                        =======  ======  ======


NOTE 8 -- CAPITAL STOCK AND STOCK WARRANTS

    The Consolidated Statement of Stockholders' Equity (Deficit) has been retroactively restated for all years presented to give effect to the acquisition on August 30, 1996 of RDC through a stock-for-stock merger with each then outstanding Series A preferred share of RDC stock exchanged for .61893 shares of common stock, each then outstanding Series B share of RDC stock exchanged for
 .86747 shares of common stock, and each then outstanding common share of RDC stock exchanged for .57999 shares of common stock (Note 2).

    During June 1995, the Company completed its initial public offering for sale of 5,175,000 shares of common stock (of which 2,375,000 shares were sold by the Company and 2,800,000 shares were sold by certain selling stockholders) at a price to the public of $7.00 per share, which resulted in net proceeds to the Company of $15,461,000 after the payment of underwriters' commissions but before the deduction of offering expenses. Upon the closing of the Company's initial public offering, all outstanding shares of Series A, B, C, D, and E convertible preferred stock were automatically converted into shares of common stock at their then effective conversion prices. Upon conversion, the preferred stockholders were no longer entitled to any undeclared cumulative dividends and all class voting rights terminated.

    During June 1995, in connection with the Company's initial public offering, holders of warrants to purchase 82,500 and 17,730 shares of common stock at exercise prices of $1.20 and $1.41 per share, respectively, exercised such warrants for proceeds to the Company of $124,000.

    During December 1995, the Company completed a secondary public offering for sale of 3,000,000 shares of common stock (of which 1,115,574 shares were sold by the Company and 1,884,426 shares were sold by certain selling stockholders) at a price to the public of $18.50 per share, which resulted in net proceeds to the Company of $19,606,000 after the payment of underwriters' commissions but before the deduction of offering expenses.

    At December 31, 1995, the Company had warrants outstanding for the purchase of 4,333 shares and 10,942 shares of common stock at a price of $12.29 and $15.03 per share, respectively. The warrants expire in August 1997 and May 2004, respectively. In connection with the renewal of an RDC credit facility on January 6, 1996, the Company lowered the exercise price on the warrant to purchase 4,333 shares of common stock from $12.29 per share to $5.17 per share. The Company recorded no charge to operations related to the original grant or repricing of these warrants based on the insignificance of their fair values. The warrants were exercised in connection with the acquisition.

    On March 5, 1996, the company announced that its Board of Directors approved a two-for-one stock split effected in the form of a common stock dividend. This stock dividend was paid to the corporation's stockholders of record as of the close of business on March 18, 1996. Such stockholders of record received stock certificates representing one additional share of HNC Software Inc. common stock for each outstanding share of common stock then held. Distribution of shares issued pursuant to the stock dividend occurred on April 3, 1996. All references in these consolidated financial statements to share and per share amounts have been adjusted to give retroactive effect to the stock split.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 -- INCOME TAXES

    The income tax provision (benefit) is summarized as follows (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                        1995    1994    1993
                                                      -----------------------
         Current:
              Federal  .............................    $  97   $  17   $10
              State  ...............................       76      28     3

         Deferred:
              Federal  .............................     (565)   (425)   --
              State  ...............................     (183)    (75)   --
                                                        -----   -----   ---
                                                        $(575)  $(455)  $13
                                                        =====   =====   ===

    Deferred tax assets (liabilities) are summarized as follows (in thousands):

                                                                             DECEMBER 31,
                                                                          -----------------
                                                                            1995     1994
                                                                          -----------------
         Gross deferred tax liability - commission advances  ...........  $  (340)  $  (133)
         Net operating loss carryforwards  .............................    2,826     3,013
         Research and development credit carryforwards  ................    1,370     1,199
         Reserves and allowances  ......................................      414       339
         Other  ........................................................      353       320
                                                                          -------   -------
         Gross deferred tax assets  ....................................    4,623     4,738
         Deferred tax asset valuation allowance  .......................   (2,575)   (4,238)
                                                                          -------   -------
              Net deferred tax asset  ..................................  $ 2,048   $   500
                                                                          =======   =======

    At December 31, 1995 and 1994, the Company provided deferred tax asset valuation allowances for deferred tax assets which management determined were not "more likely than not" to be realized based on recent trends in operating results after eliminating the effects of non-recurring revenue (Note 7). During the third quarter of 1995, the Company partially released the valuation allowance based on management's assessment that it was more likely than not that the Company will realize a portion of the asset in future periods due to recent improvements in operating results.

    During December 1995, the Company realized certain tax benefits related to stock option plans in the amount of $800,000. The benefit from the stock option tax deduction is credited directly to paid-in capital.

    A reconciliation of the income tax provision (benefit) to the amount computed by applying the statutory federal income tax rate to income before income tax provision is summarized as follows (in thousands):

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                                       1995     1994     1993
                                                                      -----------------------
         Amounts computed at statutory Federal rate  ...............  $  656   $  32   $   94
         Utilization of net operating loss carryforwards
              in current year return  ..............................  (1,261)   (226)    (296)
         Losses without tax benefit  ...............................     664     466      219
         Release of valuation allowance  ...........................    (767)   (782)     (79)
         State income taxes  .......................................      76      28        3
         Other  ....................................................      57      27       72
                                                                      ------   -----   ------
         Income tax provision (benefit)  ...........................  $ (575)  $(455)  $   13
                                                                      ======   =====   ======

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    At December 31, 1995, the Company had federal and state net operating loss carryforwards of $2,186,000 and $481,000, respectively. The federal and state net operating loss carryforwards expire from 2003 to 2009 and from 1996 to 1998, respectively. The Company also has $881,000 of federal research and development credit carryforwards, which expire from 2001 through 2008, and $313,000 of state research and development credit carryforwards, which have no expiration date. Should a substantial change in the Company's ownership occur, as defined by the Tax Reform Act of 1986, there will be an annual limitation on the utilization of net operating loss and research and development credit carryforwards.

    At December 31, 1995, RDC had federal and state net operating loss carryforwards of approximately $5,300,000 and $2,650,000, respectively, which will begin to expire in 1996. RDC also has approximately $130,000 of federal research and development credit carryforwards and $46,000 of state research and development credit carryforwards, which will begin to expire in 2002. As a result of the merger with HNC, the utilization of RDC's net operating loss carryover tax attributes and other tax attributes are subject to certain limitations. The net operating loss tax attributes are available to offset only the post-merger taxable income of RDC. Additionally, the use of the tax attributes is subject to an annual limitation because an ownership change, as defined by the Tax Reform Act of 1986, occurred at the date of the merger.


NOTE 10 -- EMPLOYEE BENEFIT PLANS

    During 1987, the Company adopted the 1987 Stock Option Plan whereby 2,500,000 shares of the Company's common stock were reserved for issuance pursuant to nonqualified and incentive stock options to its officers, directors, key employees and consultants. The plan, as amended, is administered by the Board of Directors or its designees and provides generally that, for incentive stock options and nonqualified stock options, the exercise price must not be less than the fair market value of the shares as determined by the Board of Directors at the date of grant. The options expire no later than ten years from the date of grant and may be exercised in installments based upon stipulated timetables (not in excess of seven years) or, for certain options, upon achievement of specified performance goals, if earlier. At December 31, 1995, options to purchase 1,124,578 shares were exercisable.

    During June 1995, the Company adopted the 1995 Directors Stock Option Plan (the "Directors Plan"), the 1995 Equity Incentive Plan (the "Incentive Plan") and the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). For purposes of the discussion contained in the three paragraphs below, "fair market value" means the closing price of the Company's Common Stock on the Nasdaq National Market on the grant date.

    The Directors Plan provides for the issuance of up to 300,000 nonqualified stock options to the Company's outside directors. Under the provisions of the Directors Plan, options to purchase 25,000 shares of the Company's common stock were granted to outside directors upon the later to occur of the effective date of the initial public offering or their respective dates of becoming members of the Board of Directors and 10,000 additional options will be granted on each anniversary of such dates. Options under the Directors Plan are granted at the fair market value of the stock at the grant date and vest at specific times over a four-year period. No options granted under the Directors Plan were exercisable at December 31, 1995.

    The Incentive Plan provides for the issuance of up to 1,300,000 shares of the Company's common stock in the form of nonqualified or incentive stock options, restricted stock or stock bonuses. In addition, any shares remaining unissued under the 1987 Stock Option Plan on the effective date of the Incentive Plan, and any shares issuable upon exercise of options granted pursuant to the 1987 Stock Option Plan that expire or become unexercisable for any reason without having been exercised in full, will no longer be available for issuance under the 1987 Stock Option Plan but will be available for issuance under the Incentive Plan. Nonqualified stock options and restricted stock may be awarded at a price not less than 85% of the fair market value of the stock at the date of the award. Incentive stock options must be awarded at a price not less than 100% of the fair market value of the stock at the date of the award, or 110% of fair market value for awards to more than 10% stockholders. Options granted under the Incentive Plan may have a term of up to 10 years. The Company has the discretion to provide for restrictions and the lapse thereof in respect of restricted stock awards and typically vest at the rate of 25% of the total grant per year over a four-year period. However, the Company may, at its discretion, implement a different vesting schedule with respect to any new stock option grant. At December 31, 1995, 8,792 shares were exercisable under the Incentive Plan.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The Purchase Plan provides for the issuance of a maximum of 400,000 shares of common stock. Each purchase period, eligible employees may designate between 2% and 10% of their cash compensation, subject to certain limitations, to be deducted from their pay for the purchase of common stock under the Purchase Plan. The purchase price of the shares under the Purchase Plan is equal to 85% of the lesser of the fair market value per share, as defined by the Purchase Plan, on the first day of the twelve-month offering period and the last day of each six-month purchase period.

    RDC's stock option plan is being administered by the Company subsequent to the merger. All outstanding RDC options were converted into options to purchase Company common stock and adjusted to give effect to the .58 exchange ratio. No changes were made to the terms of the RDC options in connection with the exchange. Options granted under the RDC stock option plan generally vest over a four-year period and expire 10 years after the date of grant.

    Transactions under the stock option plan during the years ended December 31, 1993, 1994 and 1995, including RDC options under the RDC stock option plan, are summarized as follows (in thousands, except per share data):

                                                         SHARES
                                                       AVAILABLE    OPTIONS OUTSTANDING
                                                          FOR     -----------------------
                                                         GRANT    SHARES       PRICE
                                                       ---------  ------   --------------
    Outstanding at December 31, 1992  ...............      591     1,759   $ .02 - $  .40
         Options granted  ...........................     (293)      293   $ .40 - $  .76
         Options exercised  .........................       --      (132)  $ .20 - $  .30
         Options canceled  ..........................       33       (33)  $ .02   $  .40
                                                        ------     -----
    Outstanding at December 31, 1993  ...............      331     1,887   $ .02 - $  .76
         Additional options authorized  .............      450        --               --
         Options granted  ...........................     (288)      288   $1.00 - $ 2.50
         Options exercised  .........................       --       (40)  $ .20 - $  .40
         Options canceled  ..........................       54       (54)  $ .20 - $ 2.25
                                                        ------     -----
    Outstanding at December 31, 1994  ...............      547     2,081   $ .02 - $ 2.50
         Additional options authorized  .............    1,600        --               --
         Options granted  ...........................   (1,036)    1,036   $1.50 - $22.75
         Options exercised  .........................       --      (196)  $ .20 - $  .30
         Options canceled  ..........................      262      (262)  $ .30 - $18.88
                                                        ------     -----
    Outstanding at December 31, 1995  ...............    1,373     2,659   $ .02 - $22.75
                                                        ======     =====


NOTE 11 -- CONTINGENCIES

    Various claims arising in the course of business, seeking monetary damages and other relief, are pending. The amount of the liability, if any, from such claims, cannot be determined with certainty; however, in the opinion of management, the ultimate liability for such claims will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.


NOTE 12 - SUBSEQUENT EVENTS

    On March 5, 1996, the company announced that its Board of Directors approved a two-for-one stock split effected in the form of a common stock dividend. This stock dividend was paid to the corporation's stockholders of record as of the close of business on March 18, 1996. Such stockholders of record received stock certificates representing one additional share of HNC Software Inc. common stock for each outstanding share of common stock then held. Distribution of shares issued pursuant to the stock dividend occurred on April 3, 1996. All references in these consolidated financial statements to share and per share amounts have been adjusted to give retroactive effect to the stock split.

                                HNC SOFTWARE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    As of June 30, 1996, RDC had borrowed approximately $1,999,000 against the bridge loan portion of the renewed credit facility to fund working capital needs. During September 1996, all of the Company's outstanding debt, including $3,901,000 of bank notes payable and $1,000,000 of notes payable to stockholders, was repaid.

    On November 29, 1996, the Company completed the acquisition of Retek Distribution Corporation ("Retek") upon the approval of the stockholders of Retek. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 1,367,196 common shares for each then outstanding share of common stock.

    Transaction costs expected to be incurred to complete the Retek merger approximate $525,000. Transaction costs are charged to income as incurred and consist primarily of investment banker, attorney and accountant fees, and printing, mailing and registration expenses.

    On December 6, 1996, at a Special Meeting of the Stockholders, the stockholders approved an amendment to the Company's 1995 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance by 1,500,000 shares.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors and Stockholders of HNC Software Inc.

Our audits of the consolidated financial statements referred to in our report dated January 30, 1996, except as to the stock split which is as of April 3, 1996 and as to the pooling of interests with Risk Data Corporation which is as of August 30, 1996 and as to the repayment of all of Risk Data Corporation's outstanding debt which is as of September 11, 1996 and as to the pooling of interests with Retek Distribution Corporation which is as of November 29, 1996 and as to the increase in the number of shares reserved for issuance under the 1995 Equity Incentive Plan which is as of December 6, 1996, appearing on page 3 of this Current Report on Form 8-K also included an audit of the Financial Statement Schedule listed in Item 5(a)(2) of this Form 8-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.





PRICE WATERHOUSE LLP

San Diego, California
January 30, 1996,
except as to the stock split which is as of April 3, 1996 and as to the pooling of interests with Risk Data Corporation which is as of August 30, 1996 and as to the repayment of all of Risk
Data Corporation's outstanding debt which is as of September 11, 1996 and as to the pooling of interests with Retek Distribution Corporation which is as of November 29, 1996 and as to the increase in the number of shares reserved for issuance under the 1995 Equity Incentive Plan which is as of December 6, 1996

                                                                     SCHEDULE II

                                HNC SOFTWARE INC.

          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                   FOR THE THREE YEARS ENDED DECEMBER 31, 1995

                                ALLOWANCE FOR     DEFERRED TAX
                              DOUBTFUL ACCOUNTS  ASSET VALUATION
                              & SALES RETURNS      ALLOWANCE
                              -----------------  --------------
Balance at December 31, 1992      $168,000         $4,865,000
     Provision                     166,000             43,000
     Write-off                     (42,000)              -
     Recovery                         -              (250,000)
                                  --------         ----------

Balance at December 31, 1993       292,000          4,658,000
     Provision                     484,000            972,000
     Write-off                    (262,000)              -
     Recovery                         -            (1,392,000)
                                  --------         ----------

Balance at December 31, 1994       514,000          4,238,000
     Provision                     478,000            560,000
     Write-off                    (472,000)              -
     Recovery                      (18,000)        (2,223,000)
                                  --------         ----------

Balance at December 31, 1995      $502,000         $2,575,000
                                  ========         ==========

                                   SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 19, 1996

                                               HNC SOFTWARE INC.


                                               By: /s/ Raymond V. Thomas
                                                   ----------------------------
                                                   Raymond V. Thomas
                                                   Chief Financial Officer

                                INDEX TO EXHIBITS



         Exhibit
         Number                         Description of Exhibit
         ------                         ----------------------

         11.01      Statement Regarding Computation of Per Share Earnings (Loss)

         23.01      Consent of Price Waterhouse LLP, Independent Accountants